EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-133602) pertaining to The Ryland Group, Inc. 2006 Non-Employee Director Stock Plan of our reports dated February 23, 2009, with respect to the consolidated financial statements and schedule of The Ryland Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of The Ryland Group, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Ernst & Young LLP
Los Angeles, California
March 19, 2009